Exhibit 15.1

Letter re: Unaudited Interim Financial Information

May 3, 2023

To the Shareholders and the Board of Directors of CVS Health Corporation

We are aware of the incorporation by reference in the Registration Statements (Form S-3ASR No. 333-238506 and Form S-8 Nos. 333-271582, 333-270936, 333-238507, 333-230035, 333-228622, 333-167746, 333-217853, 333-208805, 333-141481, 333-139470, 333-63664, 333-91253, 333-49407, 333-34927, and 333-28043) of CVS Health Corporation of our report dated May 3, 2023, relating to the unaudited condensed consolidated interim financial statements of CVS Health Corporation that is included in its Form 10-Q for the quarter ended March 31, 2023.

/s/ Ernst & Young LLP

Boston, Massachusetts